Exhibit 99.1

Contact:

Colleen T. White, Corporate Communications – 201-847-5369

Monique N. Dolecki, Investor Relations – 201-847-5378

BD Appoints CEO Vincent A. Forlenza as Chairman of the Board

Franklin Lakes, NJ (May 22, 2012) – BD (Becton, Dickinson and Company) (NYSE:BDX), a leading global medical technology company, announced today that Chief Executive Officer and President Vincent A. Forlenza will assume additional responsibility as Chairman of the Board, effective July 1, 2012, following his appointment by the Board of Directors. Mr. Forlenza will succeed Edward J. Ludwig, who is retiring from BD.

“Vince has demonstrated strong leadership and strategic vision during his time as CEO, and he has a deep understanding of BD, the medical technology industry and the global healthcare environment. We are confident that he is the right person to chair our board,” said Henry P. Becton, Jr., BD’s Lead Director. “I also want to thank Ed Ludwig for his many significant contributions to BD and the medical technology industry during his tenure. We wish him and his family all the best.”

“It’s a great honor to be selected as Chairman of BD,” said Mr. Forlenza. “I believe the Company has a great future, and I look forward to working with my fellow board members and BD leaders to ensure that we continue to create value for our customers and shareholders.”

Mr. Forlenza, 59, joined BD in 1980, was named President in 2009 and became Chief Executive Officer in October 2011.

About BD

BD is a leading global medical technology company that develops, manufactures and sells medical devices, instrument systems and reagents. The Company is dedicated to improving people’s health throughout the world. BD is focused on improving drug delivery, enhancing the quality and speed of diagnosing infectious diseases and cancers, and advancing research, discovery and production of new drugs and vaccines. BD’s capabilities are instrumental in combating many of the world’s most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs approximately 29,000 associates in more than 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, the pharmaceutical industry and the general public. For more information, please visit www.bd.com.

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